Exhibit 99.1
Richard C. Woodbury, P.C.
Certified Public Accountant
20017 E. Sharon Avenue
Houghton, MI 49931-1904
Phone: (906) 482-1305
Fax: (906) 482-9555
Email: rwoodbury@charterinternet.com
Website: www.rcwpc.com

INDEPENDENT AUDITOR'S REPORT

Board of Directors
Midwest Loan Services, Inc.
Houghton, MI 49931

We have examined management's assertion, included in the accompanying report titled Report of
Management, that Midwest Loan Service, Inc. Complied with the servicing standards identified in exhibit A to the Report of Management as set forth in the Mortgage Bankers Association of
America's Uniform Single Attestation Program for Mortgage Bankers (USAP) during the year ended December 31, 2004. Management is responsible for the Company's compliance with those specified minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of
Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the specified minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination does not provide a legal determination on the Company's compliance with specified minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned specified minimum standards during the year ended December 31, 2004 is fairly stated, in all material respects.

/s/ Richard C. Woodbury
Richard C. Woodbury, CPA
February 25, 2005